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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                       CONTACT:  DAVID YU
                                                            SUMMIT NATIONAL BANK
                                                            (770) 454-0400

             THE SUMMIT NATIONAL BANK TO ACQUIRE BANK IN CALIFORNIA

ATLANTA, Georgia (March 27, 1998) -- Atlanta-based The Summit National Bank has signed an agreement to acquire California Security Bank, a privately-held commercial bank located in Santa Clara County, San Jose, California. The acquisition, which is subject to approval by the shareholders of California Security Bank and regulatory agencies, will bring Summit's total assets to approximately $225 million. The specific terms of the transaction, which will include all cash consideration, were not disclosed.

"This acquisition is an important strategic move for us for a number of reasons. The demographics in the San Jose market are excellent, just as in our Atlanta market. San Jose is the third largest city in California and the 15th largest in the country. Furthermore, we can effectively expand our specialized niche businesses which include international trade finance, small business lending and banking the Asian community," said David Yu, chairman of Summit National Bank.

California Security Bank, which was founded in 1973, has one office in San Jose, approximately $40 million in assets and $37 million in deposits. Its deposit base is largely Asian, with a substantial number of those depositors operating businesses in the local market.

"We believe that the rapidly growing number of businesses in the San Jose market, which includes the Silicon Valley area, compliments Summit's expertise and experience as a provider



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of financial services to the small business community," added Yu. "We will also gain a valuable new gateway for our international trade finance services." The US Commerce Department listed Santa Clara County as number one in the United States in export sales for 1996 with $29.3 billion, surpassing other notable export centers such as New York and Detroit.

Mr. Yu said, "Since 1988, The Summit National Bank, a wholly owned subsidiary of Summit Bank Corporation, has concentrated on serving the small business and international trade finance markets. Today, Summit is ranked as one of the leading Small Business Administration (SBA) lenders in the state of Georgia, a position the Bank has maintained for the past six years. We recently entered into new markets in the Atlanta area, increasing the number of local offices to five. Summit's overall vision of seeking out favorable growth opportunities and building momentum in our chosen market segments is building value for our shareholders. The acquisition of California Security Bank will be an excellent use of the Company's capital and is an opportunity that is consistent with that vision."

Ms. Pin Pin Chau, President and Chief Executive Officer of The Summit National Bank, stated that, "with our expertise in the area of SBA lending, there are significant opportunities for us in the San Francisco bay area and northern California." According to the San Francisco district office of the SBA, loans totaling over $129 million were originated in Santa Clara County in fiscal year 1997.

Owen J. Erickson, President and Chief Executive Officer of California Security Bank, commented, "Our affiliation with Summit Bank Corporation will be good for our market and our customers. Our institution will have immediate access to additional resources, including capital



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and new products and services. We also believe that Summit and its management understand our market and our customers and that the two institutions will fit together well culturally."

Summit Bank Corporation recently announced record earnings for the year ended December 31, 1997, of $2,450,000, an 11% increase over 1996 with a return on average assets of 1.5%. For the last five years Summit has posted a return on average assets of between 1.5% and 2%. Total assets at December 31, 1997 were $180 million, up 17% over the prior year end. Summit just recently received over $4 million of new equity resulting from the exercise of certain warrants issued in 1988 to the organizers of the Company. The Carson Medlin Company is serving as financial advisor to Summit Bank Corporation in the acquisition of California Security Bank.

Summit Bank Corporation stock is listed on the Nasdaq National Market system under the symbol "SBGA."

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